Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-271245 on Form S-8 of our report dated June 21, 2024, relating to the financial statements and supplemental schedules of Crane NXT, Co. Savings and Investment Plan appearing in this Annual Report on Form 11-K for the period April 3, 2023 (inception) through December 31, 2023.

/s/ Deloitte & Touche LLP
Stamford, Connecticut
June 21, 2024